Exhibit 4.5

GUARANTEE AGREEMENT

BETWEEN

BURLINGTON NORTHERN SANTA FE CORPORATION

(AS GUARANTOR)

AND

U.S. BANK TRUST NATIONAL ASSOCIATION

(AS GUARANTEE TRUSTEE)

DATED AS OF

DECEMBER 15, 2005

CROSS-REFERENCE TABLE*

SECTION OF GUARANTEE AGREEMENT

TRUST INDENTURE ACT OF 1939, AS AMENDED AGREEMENT	SECTION OF GUARANTEE
310(a)	4.1(a)
310(b)	4.1(c), 2.8
310(c)	Inapplicable
311(a)	2.2(b)
311(b)	2.2(b)
311(c)	Inapplicable
312(a)	2.2(a)
312(b)	2.2(b)
313	2.3
314(a)	2.4
314(b)	Inapplicable
314(c)	2.5
314(d)	Inapplicable
314(e)	1.1, 2.5, 3.2
314(f)	2.1, 3.2
315(a)	3.1(d)
315(b)	2.7
315(c)	3.1
315(d)	3.1(d)
316(a)	1.1, 2.6, 5.4
316(b)	5.3
316(c)	8.2
317(a)	Inapplicable
317(b)	Inapplicable
318(a)	2.1(b)
318(b)	2.1
318(c)	2.1(a)

*	This Cross-Reference Table does not constitute part of the Guarantee Agreement and shall not affect the interpretation of any of its terms or provisions.

GUARANTEE AGREEMENT

This GUARANTEE AGREEMENT, dated as of December 15, 2005 (the “Guarantee Agreement”), is executed and delivered by BURLINGTON NORTHERN SANTA FE CORPORATION, a Delaware corporation (the “Guarantor”), having its principal office at 2650 Lou Menk Drive, Fort Worth, Texas 76131-2830, and U.S. BANK TRUST NATIONAL ASSOCIATION, a national banking association (“U.S. Bank”), as trustee (the “Guarantee Trustee”), for the benefit of the Trust Preferred Holders (as defined herein) from time to time of the Trust Preferred Securities (as defined herein) of BNSF Funding Trust I, a Delaware statutory trust (the “Trust”).

WHEREAS, pursuant to an Amended and Restated Declaration of Trust, dated as of December 15, 2005, among the Guarantor, as Depositor, and the Trustees named therein, as amended or supplemented from time to time (the “Declaration of Trust”), the Trust is issuing $500,000,000 aggregate liquidation preference of its 6.613% Fixed Rate/Floating Rate Trust Preferred Securities, (liquidation preference $1,000 per trust preferred security) (the “Trust Preferred Securities”) representing preferred undivided beneficial interests in the assets of the Trust and having the terms set forth in the Declaration of Trust;

WHEREAS, the Trust Preferred Securities will be issued by the Trust and the proceeds thereof, together with the proceeds from the issuance of the Trust Common Securities (as defined below), will be used to purchase the Notes (as defined in the Declaration of Trust) of the Guarantor which will be deposited with U.S. Bank, as Property Trustee under the Declaration of Trust, as trust assets; and

WHEREAS, as incentive for investors to purchase Trust Preferred Securities, the Guarantor desires irrevocably and unconditionally to agree, to the extent set forth herein, to pay to the Trust Preferred Holders the Guarantee Payments (as defined herein) and to indemnify the Guarantee Trustee and to make certain other payments on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the purchase by each Trust Preferred Holder of Trust Preferred Securities, which purchase the Guarantor hereby agrees benefits the Guarantor, the Guarantor executes and delivers this Guarantee Agreement for the benefit of the Trust Preferred Holders from time to time of the Trust Preferred Securities and the Guarantee Trustee.

ARTICLE I. DEFINITIONS

Section 1.1 Definitions.

As used in this Guarantee Agreement, the terms set forth below shall, unless the context otherwise requires, have the following meanings. Capitalized or otherwise defined terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Declaration of Trust.

“Business Day” shall have the meaning specified in the Declaration of Trust.

“Declaration of Trust” means the Declaration of Trust by and among the Company, as Depositor, and the trustees named therein, dated as of December 8, 2005, with respect to the Trust, as amended or supplemented by the Amended and Restated Declaration of Trust by and among the Company, as Depositor, and the trustees named therein, dated as of December 15, 2005.

“Distribution Date” shall have the meaning specified in the Declaration of Trust.

“First Supplemental Indenture” means the First Supplemental Indenture, dated as of December 15, 2005 between the Depositor and U.S. Bank, as trustee thereunder.

“Fixed Rate Period” shall have the meaning specified in the Declaration of Trust.

“Floating Rate Period” shall have the meaning specified in the Declaration of Trust.

“Guarantee Event of Default” means (i) a default by the Guarantor on any of its payment obligations under this Guarantee Agreement; or (ii) a default by the Guarantor on any of its obligations under this Guarantee Agreement (other than a payment obligation) and such default shall continue unwaived or unremedied after 60 days’ notice to the Guarantor thereof.

“Guarantee Payments” means the following payments or distributions, without duplication, with respect to the Trust Preferred Securities, to the extent not paid or made by or on behalf of the Trust; (i) any accrued and unpaid Distributions, including Additional Amounts, if any, required to be paid on the Trust Preferred Securities, to the extent the Trust shall have funds on hand legally and immediately available therefor at such time, (ii) the applicable Redemption Price, including all accrued and unpaid Distributions, including Additional Amounts, if any, to the date of redemption (the “Redemption Price”), with respect to the Trust Preferred Securities called for redemption by the Trust to the extent the Trust shall have funds on hand legally and immediately available therefor at such time, and (iii) upon a voluntary or involuntary dissolution, reorganization, termination, winding-up or liquidation of the Trust, unless Notes are distributed to the Holders, the lesser of (a) the aggregate of the liquidation preference of $1,000 per Trust Preferred Security plus accrued and unpaid Distributions, including Additional Amounts, if any, on the Trust Preferred Securities to the date of payment, less any Distributions, including Additional Amounts, if any, attributable to an Extinguished Interest Period, to the extent the

Trust shall have funds on hand legally and immediately available to make such payment at such time and (b) the amount of assets of the Trust remaining available for distribution to Trust Preferred Holders in liquidation of the Trust after satisfaction of liabilities to creditors of the Trust as required by applicable law (in either case, the “Liquidation Distribution”).

“Guarantee Trustee” means U.S. Bank, until a Successor Guarantee Trustee has been appointed and has accepted such appointment pursuant to the terms of this Guarantee Agreement, and thereafter means each such Successor Guarantee Trustee.

“Indenture” means the Indenture, dated as of December 8, 2005, between the Depositor and the Trustee named therein, as amended, supplemented or otherwise modified by the First Supplemental Indenture, dated as of December 15, 2005 between the Depositor and the Trustee named therein.

“List of Trust Preferred Holders” has the meaning specified in Section 2.2(a).

“Majority in liquidation preference of the Trust Preferred Securities” means, except as provided by the Trust Indenture Act, a vote by the Trust Preferred Holder(s), voting separately as a class, of more than 50% in liquidation amount of all then Outstanding Trust Preferred Securities issued by the Trust.

“Redemption Price” has the meaning specified in the Declaration of Trust.

“Responsible Officer” means, with respect to the Guarantee Trustee, any officer of its Corporate Trust Services division and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of that officer’s knowledge of and familiarity with the particular subject.

“Securities Register” has the meaning specified in Section 5.4 of the Declaration of Trust.

“Successor Guarantee Trustee” means a successor Guarantee Trustee possessing the qualifications to act as Guarantee Trustee under Section 4.1.

“Transfer” means any sale, assignment, transfer, gift (outright or in trust), exchange, redemption, hypothecation or pledge of, or other creation of a lien, encumbrance or security interest in or upon, or other disposition of a Person, whether voluntarily, involuntarily, be merger or consolidation or by operation of law or otherwise, but shall not include any change in the ownership of such Person.

“Trust Preferred Security” has the meaning specified in the recitals to this Guarantee Agreement.

“Trust Preferred Holder” means a Person in whose name a Trust Preferred Security or Securities is registered in the Securities Register, provided however, that in determining whether the holders of the requisite percentage of Trust Preferred Securities have given any request, notice, consent or waiver hereunder, “Trust Preferred Holder” shall not include the Guarantor, the Guarantee Trustee, or any Affiliate of the Guarantor or the Guarantee Trustee.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended.

ARTICLE II. TRUST INDENTURE ACT

Section 2.1 Trust Indenture Act; Application.

(a) This Guarantee Agreement is subject to the provisions of the Trust Indenture Act that are required to be part of this Guarantee Agreement and shall, to the extent applicable, be governed by such provisions.

(b) If and to the extent that any provision of this Guarantee Agreement limits, qualifies or conflicts with the duties imposed by Sections 310 to 317, inclusive, of the Trust Indenture Act, such imposed duties shall control.

Section 2.2 List of Trust Preferred Holders.

(a) The Guarantor shall furnish or cause to be furnished to the Guarantee Trustee a list, in such form as the Guarantee Trustee may reasonably require, of the names and addresses of the Trust Preferred Holders (“List of Trust Preferred Holders”) as of the most recent record date as determined pursuant to the Declaration of Trust (a) semi-annually, during the Fixed Rate Period, and quarterly, during the Floating Rate Period, in each case at least five Business Days before each Distribution Date, and (b) at such other times as the Guarantee Trustee may request in writing, within 30 days after the receipt by the Guarantor of any such request, a List of Trust Preferred Holders as of a date not more than 15 days prior to the time such list is furnished, in each case to the extent such information is in the possession or control of the Guarantor and is not identical to a previously supplied list of Trust Preferred Holders or has not otherwise been received by the Guarantee Trustee in its capacity as such. The Guarantee Trustee may destroy any List of Trust Preferred Holders previously given to it on receipt of a new List of Trust Preferred Holders.

(b) The Guarantee Trustee shall comply with its obligations under Section 311(a), Section 311(b) and Section 312(b) of the Trust Indenture Act.

Section 2.3 Reports by the Guarantee Trustee.

Within 60 days following May 15 of each year, commencing May 15, 2006, the Guarantee Trustee shall provide to the Trust Preferred Holders such reports as are required by Section 313 of the Trust Indenture Act, if any, in the form and in the manner provided by Section 313 of the Trust Indenture Act. The Guarantee Trustee shall also comply with the requirements of Section 313(d) of the Trust Indenture Act.

Section 2.4 Periodic Reports to the Guarantee Trustee.

The Guarantor shall provide to the Guarantee Trustee, the Securities and Exchange Commission and the Trust Preferred Holders such documents, reports and information, if any, as required by Section 314 of the Trust Indenture Act and the compliance certificate required by Section 314 of the Trust Indenture Act, in the form, in the manner and at the times required by Section 314 of the Trust Indenture Act.

Section 2.5 Evidence of Compliance with Conditions Precedent.

The Guarantor shall provide to the Guarantee Trustee such evidence of compliance with such conditions precedent, if any, provided for in this Guarantee Agreement that relate to any of the matters set forth in Section 314(c) of the Trust Indenture Act. Any certificate or opinion required to be given by an officer pursuant to Section 314(c)(1) may be given in the form of an Officers’ Certificate.

Section 2.6 Guarantee Events of Default; Waiver.

The Trust Preferred Holders of a Majority in liquidation preference of the Trust Preferred Securities may, by vote, on behalf of the Trust Preferred Holders, waive any past Guarantee Event of Default and its consequences. Upon such waiver, any such Guarantee Event of Default shall cease to exist, and any such Guarantee Event of Default arising therefrom shall be deemed to have been cured, for every purpose of this Guarantee Agreement, but no such waiver shall extend to any subsequent or other default or Guarantee Event of Default or impair any right consequent therefrom.

Section 2.7 Guarantee Event of Default; Notice.

(a) The Guarantee Trustee shall, within 60 days after the occurrence of a Guarantee Event of Default becomes known to the Guarantee Trustee, transmit by mail, first class postage prepaid, to the Trust Preferred Holders, notices of all Guarantee Events of Default, unless such defaults have been cured or waived before the giving of such notice, provided, that, except in the case of a default in the payment of a Guarantee Payment, the Guarantee Trustee shall be protected in withholding such notice if and so long as the Board of Directors, the executive committee or a trust committee of directors and/or Responsible Officers of the Guarantee Trustee in good faith determines that the withholding of such notice is in the interests of the Trust Preferred Holders.

(b) The Guarantee Trustee shall not be deemed to have knowledge of any Guarantee Event of Default unless a Responsible Officer of the Guarantee Trustee shall have received written notice of such Guarantee Event of Default.

Section 2.8 Conflicting Interests.

The Declaration of Trust shall be deemed to be specifically described in this Guarantee Agreement for the purposes of clause (i) of the first proviso contained in Section 310(b) of the Trust Indenture Act.

ARTICLE III. POWERS, DUTIES AND RIGHTS OF

THE GUARANTEE TRUSTEE

Section 3.1 Powers and Duties of the Guarantee Trustee.

(a) This Guarantee Agreement shall be held by the Guarantee Trustee for the benefit of the Trust Preferred Holders, and the Guarantee Trustee shall not transfer this Guarantee Agreement to any Person except a Trust Preferred Holder exercising his or her rights pursuant to Section 5.4(iv) or to a Successor Guarantee Trustee on acceptance by such Successor Guarantee Trustee of its appointment to act as Successor Guarantee Trustee. The right, title and interest of the Guarantee Trustee shall automatically vest in any Successor Guarantee Trustee, upon acceptance by such Successor Guarantee Trustee of its appointment hereunder, and such vesting and cessation of title shall be effective whether or not conveyancing documents have been executed and delivered pursuant to the appointment of such Successor Guarantee Trustee.

(b) If a Guarantee Event of Default has occurred and is continuing, the Guarantee Trustee shall (subject to the terms of clause (c) below) enforce this Guarantee Agreement for the benefit of the Trust Preferred Holders.

(c) The Guarantee Trustee, before the occurrence of any Guarantee Event of Default and after the curing or waiver of all Guarantee Events of Default that may have occurred, shall undertake to perform only such duties as are specifically set forth in this Guarantee Agreement, and no implied covenants shall be read into this Guarantee Agreement against the Guarantee Trustee. In case a Guarantee Event of Default has occurred (that has not been cured or waived pursuant to Section 2.6), the Guarantee Trustee shall exercise such of the rights and powers vested in it by this Guarantee Agreement, and use the same degree of care and skill in its exercise thereof, as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs.

(d) No provision of this Guarantee Agreement shall be construed to relieve the Guarantee Trustee from liability for its own negligent action, its own negligent failure to act or its own willful misconduct, except that:

(i)	prior to the occurrence of any Guarantee Event of Default and after the curing or waiving of all such Events of Default that may have occurred:

(A)	the duties and obligations of the Guarantee Trustee shall be determined solely by the express provisions of this Guarantee Agreement, and the

Guarantee Trustee shall not be liable except for the performance of such duties and obligations as are specifically set forth in this Guarantee Agreement; and

(B)	in the absence of bad faith on the part of the Guarantee Trustee, the Guarantee Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to the Guarantee Trustee and conforming to the requirements of this Guarantee Agreement; but in the case of any such certificates or opinions that by any provision hereof or of the Trust Indenture Act are specifically required to be furnished to the Guarantee Trustee, the Guarantee Trustee shall be under a duty to examine the same to determine whether or not they conform to the requirements of this Guarantee Agreement;

(ii)	the Guarantee Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer of the Guarantee Trustee, unless it shall be proved that the Guarantee Trustee was negligent in ascertaining the pertinent facts upon which such judgment was made;

(iii)	the Guarantee Trustee shall not be liable with respect to any action taken or omitted to be taken by it in good faith in accordance with the direction of the Trust Preferred Holders of not less than a Majority in liquidation preference of the Trust Preferred Securities relating to the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee, or exercising any trust or power conferred upon the Guarantee Trustee under this Guarantee Agreement; and

(iv)	no provision of this Guarantee Agreement shall require the Guarantee Trustee to expend or risk its own funds or otherwise incur personal financial liability in the performance of any of its duties or in the exercise of any of its rights or powers, if the Guarantee Trustee shall have reasonable grounds for believing that the repayment of such funds or liability is not reasonably assured to it under the terms of this Guarantee Agreement or adequate indemnity against such risk or liability is not reasonably assured to it.

Section 3.2 Certain Rights of Guarantee Trustee.

(a)	Subject to the provisions of Section 3.1:

(i)	The Guarantee Trustee may rely and shall be fully protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document reasonably believed by it to be genuine and to have been signed, sent or presented by the proper party or parties.

(ii)	Any direction or act of the Guarantor contemplated by this Guarantee Agreement shall be sufficiently evidenced by an Officer’s Certificate unless otherwise prescribed herein.

(iii)	Whenever, in the administration of this Guarantee Agreement, the Guarantee Trustee shall deem it desirable that a matter be proved or established before taking, suffering or omitting to take any action hereunder, the Guarantee Trustee (unless other evidence is herein specifically prescribed) may, in the absence of bad faith on its part, request and rely upon an Officers’ Certificate which, upon receipt of such request from the Guarantee Trustee, shall be promptly delivered by the Guarantor.

(iv)	The Guarantee Trustee may consult with legal counsel, and the written advice or opinion of such legal counsel with respect to legal matters shall be full and complete authorization and protection in respect of any action taken, suffered or omitted to be taken by the Guarantee Trustee hereunder in good faith and in accordance with such advice or opinion. Such legal counsel may be legal counsel to the Guarantor or any of its Affiliates and may be one of its employees. The Guarantee Trustee shall have the right at any time to seek instructions concerning the administration of this Guarantee Agreement from any court of competent jurisdiction.

(v)	The Guarantee Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Guarantee Agreement at the request or direction of any Trust Preferred Holder, unless such Trust Preferred Holder shall have provided to the Guarantee Trustee such adequate security and indemnity as would satisfy a reasonable person in the position of the Guarantee Trustee, against the costs, expenses (including attorneys’ fees and expenses) and liabilities that might be incurred by it in complying with such request or direction, including such reasonable advances as may be requested by the Guarantee Trustee.

(vi)	The Guarantee Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Guarantee Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit.

(vii)	The Guarantee Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through its agents or attorneys, and the Guarantee Trustee shall not be responsible for any misconduct or negligence on the part of any such agent or attorney appointed with due care by it hereunder.

(viii)	Any action taken by the Guarantee Trustee or its agents hereunder shall bind the Trust Preferred Holders, and the signature of the Guarantee Trustee or its agents alone shall be sufficient and effective to perform any such action. No third party shall be required to inquire as to the authority of the Guarantee Trustee to so act or as to its compliance with any of the terms and provisions of this Guarantee Agreement, both of which shall be conclusively evidenced by the Guarantee Trustee’s or its agent’s taking such action.

(ix)	Whenever in the administration of this Guarantee Agreement the Guarantee Trustee shall deem it desirable to receive instructions with respect to enforcing any remedy or right or taking any other action hereunder, the Guarantee Trustee (A) may request instructions from the Trust Preferred Holders of a Majority in liquidation preference of the Trust Preferred Securities, (B) may refrain from enforcing such remedy or right or taking such other action until such instructions are received, and (C) shall be protected in acting in accordance with such instructions.

(b) No provision of this Guarantee Agreement shall be deemed to impose any duty or obligation on the Guarantee Trustee to perform any act or acts or exercise any right, power, duty or obligation conferred or imposed on it in any jurisdiction in which it shall be illegal, or in which the Guarantee Trustee shall be unqualified or incompetent in accordance with applicable law, to perform any such act or acts or to exercise any such right, power, duty or obligation. No permissive power or authority available to the Guarantee Trustee shall be construed to be a duty to act in accordance with such power and authority.

Section 3.3 Indemnity, Fees.

The Guarantor agrees to pay to the Guarantee Trustee from time to time reasonable compensation for all services rendered by the Guarantee Trustee hereunder (which compensation shall not be limited by any provision of law in regard to the compensation of a trustee of an express trust).

The Guarantor agrees to indemnify the Guarantee Trustee for, and to hold it harmless against, any loss, liability or expense incurred without negligence or bad faith on the part of the Guarantee Trustee, arising out of or in connection with the acceptance or administration of this Guarantee Agreement, including the costs and expenses of defending itself against any claim or liability in connection with the exercise or performance of any of its powers or duties hereunder.

As security for such payments referred to in this Section 3.3, the Guarantee Trustee shall have a lien equal to the amount of such payments upon all Guarantee Payments.

The provisions of this Section 3.3 shall survive the termination of this Guarantee Agreement or the resignation or removal of the Guarantee Trustee.

ARTICLE IV. GUARANTEE TRUSTEE

Section 4.1 Guarantee Trustee: Eligibility.

(a)	There shall at all times be a Guarantee Trustee which shall:

(i)	not be an Affiliate of the Guarantor; and

(ii)	be a Person that is eligible pursuant to the Trust Indenture Act to act as such and has a combined capital and surplus of at least $50,000,000. If such corporation publishes reports of condition at least annually, pursuant to law or to the requirements of the supervising or examining authority, then, for the purposes of this Section and to the extent permitted by the Trust Indenture Act, the combined capital and surplus of such corporation shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published.

(b) If at any time the Guarantee Trustee shall cease to be eligible to so act under Section 4.1(a), the Guarantee Trustee shall immediately resign in the manner and with the effect set out in Section 4.2(c).

(c) If the Guarantee Trustee has or shall acquire any “conflicting interest” within the meaning of Section 310(b) of the Trust Indenture Act, the Guarantee Trustee and Guarantor shall in all respects comply with the provisions of Section 310(b) of the Trust Indenture Act.

(d) Any corporation into which the Guarantee Trustee may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Guarantee Trustee shall be a party, or any corporation succeeding to all or substantially all the corporate trust business of the Guarantee Trustee, shall be a Successor Guarantee Trustee hereunder, provided such corporation shall be otherwise qualified and eligible under this Article, without the execution or filing of any paper or any further act on the part of any of the parties hereto.

Section 4.2 Appointment, Removal and Resignation of the Guarantee Trustee.

(a) Subject to Section 4.2(b), the Guarantee Trustee may be appointed or removed without cause at any time by the Guarantor, provided no Guarantee Event of Default has occurred.

(b) The Guarantee Trustee shall not be removed until a Successor Guarantee Trustee has been appointed and has accepted such appointment by written instrument executed by such Successor Guarantee Trustee and delivered to the Guarantor.

(c) The Guarantee Trustee appointed hereunder shall hold office until a Successor Guarantee Trustee shall have been appointed or until its removal or resignation. The Guarantee Trustee may resign from office (without need for prior or subsequent accounting) by an instrument in writing executed by the Guarantee Trustee and delivered to the Guarantor, which resignation shall not take effect until a Successor Guarantee Trustee has been appointed and has accepted such appointment by instrument in writing executed by such Successor Guarantee Trustee and delivered to the Guarantor and the resigning Guarantee Trustee.

(d) If no Successor Guarantee Trustee shall have been appointed and accepted appointment as provided in this Section 4.2 within 60 days after delivery to the Guarantor of an instrument of resignation, the resigning Guarantee Trustee may petition any court of competent jurisdiction for appointment of a Successor Guarantee Trustee, Such court may thereupon, after prescribing such notice, if any, as it may deem proper, appoint a Successor Guarantee Trustee.

ARTICLE V. GUARANTEE

Section 5.1 Guarantee.

The Guarantor irrevocably and unconditionally agrees to pay in full on a subordinated basis to the Trust Preferred Holders the Guarantee Payments (without duplication of amounts theretofore paid by or on behalf of the Trust), as and when due, regardless of any defense, right of set-off or counterclaim which the Trust may have or assert. The Guarantor’s obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Guarantor to the Trust Preferred Holders or by causing the Trust to pay such amounts to the Trust Preferred Holders.

Section 5.2 Waiver of Notice and Demand.

The Guarantor hereby waives notice of acceptance of this Guarantee Agreement and of any liability to which it applies or may apply, presentment, demand for payment, any right to require a proceeding first against the Guarantee Trustee, Trust or any other Person before proceeding against the Guarantor, protest, notice of nonpayment, notice of dishonor, notice of redemption and all other notices and demands.

Section 5.3 Obligations Not Affected.

The obligations, covenants, agreements and duties of the Guarantor under this Guarantee Agreement shall in no way be affected or impaired by reason of the happening from time to time of any of the following:

(a) the release or waiver, by operation of law or otherwise, of the performance or observance by the Trust of any express or implied agreement, covenant, term or condition relating to the Trust Preferred Securities to be performed or observed by the Trust;

(b) the extension of time for the payment by the Trust of all or any portion of the Distributions, Redemption Price, Liquidation Distribution or any other sums payable under the terms of the Trust Preferred Securities or the extension of time for the performance of any other obligation under, arising out of, or in connection with, the Trust Preferred Securities (other than an extension of time for payment of Distributions, Redemption Price, Liquidation Distribution or other sums payable that results from the deferral of any interest payment on the Notes permitted by Section 4.1 or 4.2 of the First Supplemental Indenture);

(c) any failure, omission, delay or lack of diligence on the part of the Trust Preferred Holders to enforce, assert or exercise any right, privilege, power or remedy conferred on the Trust Preferred Holders pursuant to the terms of the Trust Preferred Securities, or any action on the part of the Trust granting indulgence or extension of any kind;

(d) the voluntary or involuntary liquidation, dissolution, sale of any collateral, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of debt of, or other similar proceedings affecting, the Trust or any of the assets of the Trust;

(e) any invalidity of, or defect or deficiency in, the Trust Preferred Securities;

(f) the settlement or compromise of any obligation guaranteed hereby or hereby incurred; or

(g) any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a guarantor, it being the intent of this Section 5.3 that the obligations of the Guarantor hereunder shall be absolute and unconditional under any and all circumstances.

There shall be no obligation of the Trust Preferred Holders to give notice to, or obtain the consent of, the Guarantor with respect to the happening of any of the foregoing.

Section 5.4 Rights of Trust Preferred Holders.

The Guarantor expressly acknowledges that: (i) this Guarantee Agreement will be deposited with the Guarantee Trustee to be held for the benefit of the Trust Preferred Holders; (ii) the Guarantee Trustee has the right to enforce this Guarantee Agreement on behalf of the Trust Preferred Holders; (iii) the Trust Preferred Holders of a Majority in liquidation preference of the Trust Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of this Guarantee Agreement or exercising any trust or power conferred upon the Guarantee Trustee under this Guarantee Agreement; and (iv) if the Guarantee Trustee fails to enforce this Guarantee Agreement after a Trust Preferred Holder has made a written request for the Guarantee Trustee to do so, any Trust Preferred Holder may, to the extent permitted by law, institute a legal proceeding directly against the Guarantor to enforce its rights under this Guarantee Agreement, without first instituting a legal proceeding against the Guarantee Trustee, the Trust or any other Person. Notwithstanding the foregoing, if the Guarantor has failed to make a Guarantee Payment, a Trust Preferred Holder may directly institute a proceeding against the Guarantor for enforcement of this Guarantee Agreement for such payment. The Guarantor waives any right or remedy to require that any action on this Guarantee Agreement be brought first against the Trust or any other Person or entity before proceeding directly against the Guarantor.

Section 5.5 Guarantee of Payment.

This Guarantee Agreement creates a guarantee of payment and not of collection. This Guarantee Agreement will not be discharged except by payment of the Guarantee Payments in full (without duplication of amounts theretofore paid by the Trust).

Section 5.6 Subrogation.

The Guarantor shall be subrogated to all (if any) rights of the Trust Preferred Holders against the Trust in respect of any amounts paid to the Trust Preferred Holders by the Guarantor under this Guarantee Agreement and shall have the right to waive payment by the Trust pursuant to Section 5.1; provided, however, that the Guarantor shall not (except to the extent required by mandatory provisions of law) be entitled to enforce or exercise any rights which it may acquire by way of subrogation or any indemnity, reimbursement or other agreement, in all cases as a result of payment under this Guarantee Agreement if, at the time of any such payment, any amounts are due and unpaid under this Guarantee Agreement. If any amount shall be paid to the Guarantor in violation of the preceding sentence, the Guarantor agrees to hold such amount in trust for the Trust Preferred Holders and to pay over such amount to the Trust Preferred Holders.

Section 5.7 Independent Obligations.

The Guarantor acknowledges that its obligations hereunder are independent of the obligations of the Trust with respect to the Trust Preferred Securities and that the Guarantor shall be liable as principal and as debtor hereunder to make Guarantee Payments pursuant to the terms of this Guarantee Agreement notwithstanding the occurrence of any event referred to in subsections (a) through (g), inclusive, of Section 5.3 hereof.

ARTICLE VI. COVENANTS AND SUBORDINATION

Section 6.1 Subordination.

This Guarantee Agreement will constitute an unsecured obligation of the Guarantor and will rank subordinate and junior in right of payment to all Senior Indebtedness (as defined in the First Supplemental Indenture) of the Guarantor and pari passu in right of payment to the Notes.

ARTICLE VII. TERMINATION

Section 7.1 Termination.

This Guarantee Agreement shall terminate and be of no further force and effect upon (i) full payment of the Redemption Price of all Trust Preferred Securities, or (ii) liquidation of the Trust, the distribution of Notes to the Trust Preferred Holders in exchange for all of the Trust Preferred Securities or full payment of the amounts payable in accordance with the Declaration of Trust upon liquidation of the Trust. Notwithstanding the foregoing, this Guarantee Agreement will continue to be effective or will be reinstated, as the case may be, if at any time any Trust Preferred Holder must restore payment of any sums paid with respect to Trust Preferred Securities or this Guarantee Agreement.

ARTICLE VIII. MISCELLANEOUS

Section 8.1 Successors and Assigns.

All guarantees and agreements contained in this Guarantee Agreement shall bind the successors, assigns, receivers, trustees and representatives of the Guarantor and shall inure to the benefit of the Guarantee Trustee and the Trust Preferred Holders of the Trust Preferred Securities then Outstanding. Except in connection with a consolidation, merger or Transfer involving the Guarantor that is permitted under Article Eight of the Indenture and pursuant to which the assignee agrees in writing to perform the Guarantor’s obligations hereunder, the Guarantor shall not assign its obligations hereunder.

Section 8.2 Amendments.

Except with respect to any changes which do not materially and adversely affect the rights of the Trust Preferred Holders (in which case no consent of the Trust Preferred Holders will be required), this Guarantee Agreement may only be amended with the prior approval of the Trust Preferred Holders of not less than a Majority in liquidation preference of all the Outstanding Trust Preferred Securities. The provisions of Article VI of the Declaration of Trust concerning meetings of the Trust Preferred Holders shall apply to the giving of such approval.

Section 8.3 Notices.

Any notice, request or other communication required or permitted to be given hereunder shall be in writing, duly signed by the party giving such notice, and delivered, telecopied or mailed by first class mail as follows:

(a) If given to the Guarantee Trustee, at the Guarantee Trustee’s mailing address set forth below (or such other address as the Guarantee Trustee may give notice of to the Guarantor and the Trust Preferred Holders):

U.S. Bank Trust National Association

225 Asylum Street

Hartford, CT 06103

Facsimile No.: 860-241-6897

Attention: Michael Hopkins

(b) if given to the Guarantor, to the address set forth below or such other address as the Guarantor may give notice to the Trust Preferred Holders:

Burlington Northern Santa Fe Corporation

2650 Lou Menk Drive

Fort Worth, Texas 76131-2830

Facsimile No.: (817) 352-4861

Attention: Linda J. Hunt

(c) if given to the Trust, at the Trust’s address set forth below or such other address as the Guarantee Trustee on behalf of the Trust may give notice to the Trust Preferred Holders:

BNSF Funding Trust I

c/o Burlington Northern Santa Fe Corporation

2650 Lou Menk Drive

Fort Worth, Texas 76131-2830

Facsimile No.: (817) 352-4861

Attention: Linda J. Hunt

with a copy to:

U.S Bank Trust National Association

225 Asylum Street

Hartford, CT 06103

Facsimile No.: 860-241-6897

Attention: Michael Hopkins

(d) if given to any Trust Preferred Holder, at the address set forth in the Securities Register of the Trust.

All notices hereunder shall be deemed to have been given when received in person, telecopied with receipt confirmed, or mailed by first class mail, postage prepaid, except that if a notice or other document is refused delivery or cannot be delivered because of a changed address of which no notice was given, such notice or other document shall be deemed to have been delivered on the date of such refusal or inability to deliver.

Section 8.4 Benefit.

This Guarantee Agreement is solely for the benefit of the Trust Preferred Holders and the Guarantee Trustee and is not separately transferable from the Trust Preferred Securities.

Section 8.5 Escheatment.

The Guarantee Trustee shall be responsible for escheating unclaimed payments under this Guarantee Agreements to the appropriate state in accordance with applicable state escheat and unclaimed property laws, including both statutory and common law

Section 8.6 Interpretation.

In this Guarantee Agreement, unless the context otherwise requires:

(a) capitalized terms used in this Guarantee Agreement but not defined in the preamble hereto have the respective meanings assigned to them in Section 1.1;

(b) all references to “the Guarantee Agreement” or “this Guarantee Agreement” are to this Guarantee Agreement as modified, supplemented or amended from time to time;

(c) all references in this Guarantee Agreement to Articles and Sections are to Articles and Sections of this Guarantee Agreement unless otherwise specified;

(d) a term defined in the Trust Indenture Act has the same meaning when used in this Guarantee Agreement unless otherwise defined in this Guarantee Agreement;

(e) a reference to the singular includes the plural and vice versa; and

(f) the masculine, feminine or neuter genders used herein shall include the masculine, feminine and neuter genders.

Section 8.7 Governing Law.

THIS GUARANTEE AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF.

This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

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THIS GUARANTEE AGREEMENT is executed as of the day and year first above written.

BURLINGTON NORTHERN SANTA FE CORPORATION

By:
Name:
Title:

U.S. BANK TRUST NATIONAL ASSOCIATION as Guarantee Trustee

By:
Name:
Title: